EXHIBIT 2









           AMF Completes Acquisition of Bowling Corporation of America


         Richmond, Virginia, October 10, 1996 -- AMF Bowling Centers, Inc., a wholly-owned subsidiary of AMF Group Inc., announced that it has completed the acquisition of the Bowling Corporation of America chain of 50 bowling centers from Charan Industries, Inc. of Garden City, New York for approximately $100 million. With the acquisition of Bowling Corporation of America, AMF Bowling Centers now operates 338 bowling centers worldwide, including 260 in the U.S.









         AMF Group Inc., headquartered in Richmond, Virginia, is the largest owner and operator of bowling centers in the world and one of the world's leading manufacturers and marketers of bowling products.